                                 SCHEDULE 14A
                                (Rule 14a-101)

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Semtech Corporation
--------------------------------------------------------------------------------

               (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1)   Title of each class of securities to which transaction applies:

          ______________________________________________________________________

     2)   Aggregate number of securities to which transaction applies:

          ______________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ______________________________________________________________________

     4)   Proposed maximum aggregate value of transaction:

          ______________________________________________________________________

     5)   Total fee paid:

          ______________________________________________________________________

     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ______________________________________________________________________

     2)   Form, Schedule or Registration Statement No.:

          ______________________________________________________________________

     3)   Filing Party:

          ______________________________________________________________________

     4)   Date Filed:

          ______________________________________________________________________

                               [LOGO OF SEMTECH]


                              Semtech Corporation
                               652 Mitchell Road
                        Newbury Park, California 91320


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 31, 2001

To our Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders of Semtech Corporation will be held at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (Westlake Village Boulevard exit off the 101 Freeway) on Thursday, May 31, 2001 at 1:00 p.m., Pacific Daylight Savings time, for the following purposes:

     1. To elect five Directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

     2. To ratify and approve the appointment of Arthur Andersen LLP as the independent public accountants for the Company.

     3. To transact any other business which may properly come before the Meeting or any adjournment or postponements thereof.

     The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 13, 2001. Holders of a majority of the outstanding stock must be present in person or by proxy in order for the meeting to be held.

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

     This Proxy Statement, proxy and the Company's Annual Report to Stockholders are being mailed on or about May 4, 2001.

     A return envelope is enclosed for your convenience.

                                        By Order of the Board of Directors

                                        David G. Franz, Jr.
                                        Vice President of Finance and Secretary


May 4, 2001
Newbury Park, California

                              SEMTECH CORPORATION
                        ANNUAL MEETING OF STOCKHOLDERS
                                 May 31, 2001
                             ____________________

                                PROXY STATEMENT
                             ____________________


     The Board of Directors of Semtech Corporation (the "Company") 652 Mitchell Road, Newbury Park, California, 91320, furnishes this Proxy Statement in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (101 Freeway, exit Westlake Boulevard) on Thursday, May 31, 2001 at 1:00 p.m., Pacific Daylight Savings Time, or at any adjournments or postponements thereof. The mailing of proxy materials will commence on or about May 4, 2001. The following is important information in a question-and-answer format regarding the Annual Meeting and this Proxy Statement.

What am I voting on?

     (1) To elect five directors (Mr. John Poe, Mr. Rock Hankin, Mr. James Burra, Mr. Allen Orbuch and Mr. James Schraith) to hold office until the next Annual Meeting or until their successors are duly elected and qualified. Mr. Jack Vance, who had served as a director since 1995, retired from the Board of Directors in December 2000. (2) To ratify and approve the appointment of Arthur Andersen LLP as the Company's independent public accountants.

Who is entitled to vote?

     Stockholders as of the close of business on April 13, 2001 (the "Record Date") are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders do not have the right to cumulate votes. These stockholders can also attend the Annual Meeting.

How do I vote?

     Sign and date each proxy you receive and return it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote FOR the two proposals on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company's Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

What does it mean if I get more than one proxy card?

     It means you hold shares registered in more than one account. Please sign and return all proxies to ensure that all your shares are voted.

Who will count the vote?

     Representatives of Mellon Investor Services will tabulate the votes and act as inspectors of election.

What constitutes a quorum?

     A majority of the outstanding shares present or represented by proxy constitutes a quorum for the Annual Meeting. As of the Record Date, 69,157,872 shares of Semtech Corporation common stock were issued and outstanding. Proxies submitted by brokers that do not indicate a vote for some of the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called "broker non-votes." Abstentions and "broker non-votes" are each included in the determination of shares present and voting, with each tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

How many votes are needed for approval of each item?

     There are differing vote requirements for the various proposals. Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting, meaning the five nominees receiving the most votes will be elected directors. A stockholder may not cumulate his or her votes for individual directors. Ratification of the auditors requires that the number of votes cast at the meeting in person or by proxy for ratification exceed those cast against ratification.

What percentages of stock do the directors and officers own?

     Together, they own approximately 10.9% of Semtech common stock as of January 28, 2001. (See pages 8 and 9 for details).

Who are the largest principal shareholders?

     The chart on pages 8 and 9 sets forth each owner of greater than 5% of the Company's common stock.

When are shareholder proposals for the 2002 meeting due?

     To be considered for inclusion in next year's Proxy Statement, stockholder proposals must be submitted in writing by January 4, 2002, to the Company's Secretary, 652 Mitchell Road, Newbury Park, California 91320. Copies of the By-laws are available to stockholders free of charge upon request to the Company's Secretary. In addition, notice of a stockholder proposal submitted other than in the Company's Proxy Statement would be considered untimely if not received by the Company by March 20, 2002.

How do I receive additional copies of these proxy materials?

     Any stockholder desiring additional proxy materials should contact David Franz, Secretary, Semtech Corporation, (805) 498-2111.

What are the Board's recommendations?

     The Board recommends a vote:

     .    for the election of each of the nominated directors; and

     .    for ratification of the appointment of Arthur Andersen LLP as the
Company's independent accountants for fiscal year 2002.

                             ELECTION OF DIRECTORS
                               (Proposal No. 1)

     Five directors are to be elected at the Meeting; each to serve until the following annual meeting or until a successor is elected and qualified. The nominees named below were elected to their present terms of office by the stockholders. All of the nominees have consented to be named and have indicated their intent to serve if elected. Unless a proxy directs otherwise, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxyholders will vote the shares for such other person, if any, as shall be designated by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW:

          John D. Poe                   Rock N. Hankin

          James P. Burra                Allen H. Orbuch

          James T. Schraith

Background of Nominees

Mr. Poe, 49, has been our President, Chief Executive Officer and a Director of the Company since October 1985. In March 1998, Mr. Poe was also elected to the position of Chairman of the Board of Directors. In addition, Mr. Poe currently serves as sole Director of our wholly owned subsidiaries, Semtech Corpus Christi Corporation, Semtech New York Corporation, and Semtech San Diego Corporation.

Mr. Hankin, 54, has served as a Director of the Company since May 1988. In March 1998, Mr. Hankin was elected Vice Chairman of the Company's Board of Directors. He currently serves as Chief Executive of Hankin & Co., a diversified business and financial advisory firm, where he has held such position since June 1986. Mr. Hankin also serves on the Board of Directors of NQLI, Sparta, Inc. and a number of private companies. He was previously Chairman of the Board of House of Fabrics and a member of the board of Quidel, Inc and Techniclone.

Mr. Orbuch, 72, has served as a Director of the Company since March 1991. He currently serves as a management consultant.

Mr. Burra, 58, has served as a Director of the Company since March 1991. Mr. Burra serves as Chief Executive Officer of the Endural Division of Hoover Materials Handling Group, Inc. and its predecessor W. D. Adam Co., Inc., a manufacturer selling a proprietary line of vacuum formed, high density polyethylene containers, since June 1989. He serves on the board of Hoover Group, Inc., the Parent of Endural. Mr. Burra formerly served on the board of American Microwave Technology, Inc.

Mr. Schraith, 43, has served as a Director of the Company since June 1995. Mr. Schraith is currently Chairman and Chief Executive Officer of Snap Appliances, Inc., a wholly-owned subsidiary of Quantum Corporation. Mr. Schraith joined Quantum Corporation in October 1999 as Executive Vice President of Worldwide Sales & Corporate Marketing. From February 1998 to September 12999, Mr. Schraith was President & Chief Executive Officer of ShareWave, Inc., a developer of wireless networking products. From October 1996 to January 1998, Mr. Schraith was Vice President and General Manager of the North America division of Compaq Computer. Previously, Mr. Schraith was Chief Operating Officer and a director of AST Research, Inc. Mr. Schraith also serves as a director of SONICblue, Inc. and several private companies.

             CERTAIN INFORMATION CONCERNING OUR BOARD OF DIRECTORS

     The Company has a standing Compensation and Stock Option Committee and an Audit Committee. The Company has no nominating committee. During the Company's last fiscal year, the Board of Directors held four regular meetings and four special meeting. During such fiscal year each of the incumbent Directors attended 75% or more of the sum of the number of such meetings plus the number of meetings of the committees of which such person is a member. It is expected that the Board will meet on a regular basis during the ensuing year.

Compensation and Stock Option Committee

The Compensation and Stock Option Committee ("Compensation Committee"), comprised of Mr. Hankin, Mr. Burra, Mr. Schraith, and Mr. Orbuch, met four times during fiscal year 2001. Mr. Vance was also a member of the Compensation Committee until his retirement from the Board of Directors in December 2000. The responsibilities of the Compensation Committee are as follows:

Nominations and Organization Matters. In consultation with the Chief Executive Officer, the Compensation Committee shall have the following powers and responsibilities with respect to nominations for membership to the Board of Directors and matters concerning the structure and organization of the Board:

     . Review the qualification of, and make recommendations to the Board of Directors with respect to nominees for directors to be submitted to the stockholders of the Company at each annual meeting of stockholders and nominees to be elected by the Board of Directors to fill vacancies and newly created directorships.

     . Consider and make recommendations to the Board of Directors regarding the size and composition of the Board.

     . Consider and make recommendations regarding the size and nature of committees of the Board of Directors, including the addition of any new committee or any change in the nature, size or composition of an existing committee.

     . Recommend to the Board of Directors the assignment of specific directors to specific committees.

Compensation. In consultation with the President and Chief Executive Officer, the committee shall have the following powers and responsibilities with respect to compensation matters:

     . Review and recommend to the Board of Directors significant compensation and benefit programs and plans, including bonus plans, trusteed employee benefit or welfare plans (such as 401(k) or pension plans), employee stock ownership mechanisms (such as ESOP's and employee stock purchase plans) and other short-and long-term incentive plans.

     . Review and approve the compensation, including direct regular compensation (including bonus compensation), stock options or other appropriate incentive plans, and major perquisites, if any, for executive officers of the Company.

     . Review and recommend to the Board of Directors candidates for election as executive officers of the Company and executive officer title changes.

     . Administer the Company's stock option or other equity-based plans, and make recommendations to the Board of Directors as to any revisions to such plans. The committee may delegate the making of ordinary and regular grants under these plans pursuant to established guidelines to the President and Chief Executive Officer, who shall submit such grants to the committee for ratification.

     . Review the Company's Management Succession Plan on a regular basis to determine its adequacy.

     . Review and report to the Board of Directors, when so requested, on any compensation matter. The committee may engage independent advisors to assist in this process.

Audit Committee

The Audit Committee met six times during fiscal year 2001. Mr. Hankin and Mr. Burra served on the Audit Committee for the entire year and Mr. Vance was a member prior to his retirement on December 20, 2000. Mr. Orbuch was appointed to the Audit Committee upon the retirement of Mr. Vance.

Organization. There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the Corporation, financially literate and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgement as a committee member. At least one member must also have accounting or related financial management experience. Members of the Audit Committee will be appointed annually by the Board of Directors or until their successors are duly appointed and qualified.

Statement of Policy. The Audit Committee shall provide assistance to the Board of Directors in fulfilling their responsibility to the shareholders, potential stockholders, and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors when appointed, and the financial management of the Corporation.

Responsibilities. In carrying out its responsibilities, the Audit Committee's policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality. The Audit Committee Charter is included as Appendix A.

Board of Directors Compensation

     During fiscal 2001, the directors who are not also employees of our Company were not paid any cash compensation for their services. In March 1998, the directors were converted from a cash compensation program to 100% equity based compensation. On July 15, 1998 each non-employee director received a stock option grant which vests pro-rata over five years. This option grant will compensate the non-employee directors for their service over the five-year period of July 15, 1998 to July 15, 2003 and has been granted in lieu of cash compensation. The number of options was computed by multiplying the forgone cash compensation over the five period by four (multiplier), and then dividing that amount by the Company's stock price on the date of grant, to compute the number of options to be granted. The multiplier was set to recognize the relative risk of taking share options, compared to cash compensation. As a result Mr. Hankin, Vice-Chairman of the Board, was granted 49,485 share options, and Mr. Burra, Mr. Orbuch, Mr. Schraith and Mr. Vance were each granted 32,990 share options. The number of options has been subsequently adjusted to reflect the two for one stock splits declared during fiscal 2000 and fiscal 2001. This plan was developed by an independent consulting firm, and was set-up to align the interests of the Board with those of stockholders, to reduce the expense associated with directors' compensation and to attract and retain high quality directors. Upon Mr. Vance's retirement in December 2000, he forfeited a portion of these options.

Non-employee directors also receive annual option grants through their participation in the Company's Long Term Stock Incentive Plan, a copy of which is on file with the Securities and Exchange Commission. Each existing non-employee director receives annual grants of options to purchase a total of 10,000 shares at the market price as of the date of grant. Directors who are Company employees are not paid fees or additional compensation for attending Board or committee meetings. Mr. Poe is currently the only employee on the Board.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee was, during fiscal year 2001, an officer or employee of the Company or any of its subsidiaries; or was formerly an officer of the Company or any of its subsidiaries. During fiscal year 2001, no executive officer of the Company served as a director or member of the Compensation Committee (or other board committee performing equivalent functions, or in the absence of such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a member of the Compensation Committee or as a director of the Company.

                      BENEFICIAL OWNERSHIP OF SECURITIES

          The chart below indicates the number of shares owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock. All information regarding shareholders who are not directors or officers is based on information filed with the Securities and Exchange Commission on Schedule 13G on the dates indicated.

          This chart also shows the number of shares and exercisable stock options held as of January 28, 2001 by each director, each executive officer named in the Summary Compensation Table below and by all directors and executive officers as a group.


                                                                  Beneficial Ownership
                                                                   of Common Stock (1)
                                                                   -------------------

                                                           Number of Shares           %
                                                           ----------------          ---
Janus Capital Corporation (2)                                  6,754,867             9.9%
  100 Fillmore Street, Denver, Colorado  80206

Capital Research and Management Company (3)                    4,283,630             6.3%
  333 South Hope Street, Los Angeles, CA  90071

John D. Poe (4) (5)                                            4,034,630             5.8%
  Chairman of the Board, President and Chief Executive
  Officer of the Company
  652 Mitchell Road, Newbury Park, CA  91320

The TCW Group, Inc. (6)                                        3,694,140             5.4%
  865 South Figueroa Street, Los Angeles, CA  90017

FMR Corp. (7)                                                  3,542,680             5.2%
  82 Devonshire Street, Boston, MA  02109

Rock N. Hankin (4) (5)                                          407,343               *
  Vice Chairman of the Board

Allen H. Orbuch (4) (5)                                         400,951               *
  Director

James P. Burra (4) (5)                                          351,451               *
  Director

James T. Schraith (4) (5)                                       298,951               *
  Director

Raymond E.  Bregar (4) (5)                                      535,948               *
  Executive Vice President

David G. Franz, Jr. (4) (5)                                     821,125              1.2%
  Vice President and Chief Financial Officer

Jean-Claude Zambelli (4) (5)                                    243,325               *
  Vice President

Wylie Plummer (4) (5)                                           468,830               *
  Vice President

All Executive Officers and Directors as a Group (12            7,893,448            10.9%
persons including those named above) (4) (5)

*Less than 1%

     (1) Unless otherwise indicated below, each person has sole voting and investment power with respect to the shares listed.

     (2) As reported in the March 9, 2001 Amendment No. 1 to Schedule 13G filed February 15, 2001 by Janus Capital Corporation ("Janus") and Thomas H. Bailey, owner of approximately 12.2% of Janus and President and Chairman of the Board of Janus. Janus reports sole voting power and sole dispositive power with respect to all of the reported shares. As a result of his position, Mr. Bailey may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power. Mr. Bailey specifically disclaims beneficial ownership of the reported shares and Janus specifically disclaims the right to receive dividends from, or the proceeds from the sale of, the reported shares.

     (3) As reported in Schedule 13G filed February 9, 2001 by Capital Research and Management Company ("CRMC"). CRMC reports it has sole dispositive power but no voting power with respect to these shares and disclaims beneficial ownership of them. The shares reported include 628,230 shares resulting from the assumed conversion of $26,530,000 principal amount of the Company's 4.5% Convertible 144A Subordinated Notes due in 2007 and 236,800 shares resulting from the assumed conversion of $10,000,000 principal amount of the Company's 4.5% Convertible Subordinated Notes due in 2007.

     (4) Each of the respective percentages is based upon the 68,116,382 shares outstanding as of January 28,2001, plus, if applicable, the shares which each officer or director has the right to acquire within 60 days thereof through the exercise of stock options.

     (5) This number of shares includes shares which could be acquired within 60 days of January 28, 2001 by the exercise of stock options: for Mr. Poe 1,307,098; Mr. Hankin 387,343; Mr. Orbuch 380,951; Mr. Burra 308,951; Mr.
Schraith 208,951; Mr. Bregar 359,948; Mr. Franz 584,785; Mr. Zambelli 240,325;
Mr. Plummer 328,534; and for the group 4,287,624.

     (6) As reported in Schedule 13G filed February 12, 2001 by The TCW Group, Inc. ("TCW") and Robert Day, an individual who may be deemed to control TCW. TCW and Robert Day report shared voting power and shared dispositive power with respect to the reported shares, which are held by banking and investment adviser subsidiaries of TCW. The 13G states that its filing shall not be deemed an admission that the reporting person or any of its affiliates are the beneficial owner of the reported shares.

     (7) As reported in Schedule 13G filed February 14, 2001 by FMR Corp. ("FMR"). FMR reports it has sole voting power with respect to 19,200 of the reported shares and sole dispositive power with respect to all of the reported shares, which are held by wholly-owned banking and investment adviser subsidiaries of FMR. Members of the Edward C. Johnson III family are the predominant owners of Class B common stock of FMR and have entered into a shareholders' voting agreement with all other Class B shareholders. Accordingly, members of the Edward C. Johnson III family may be deemed to form a controlling group with respect to FMR.

     None of the directors or executive officers of the Company have any family relationship to any other director or executive officer of the Company.

                                 AUDIT COMMITTEE

General

          Our Audit Committee is comprised of three independent members as independence is defined in the NASDAQ listing rules. Our Audit Committee has adopted a written charter that was approved by our Board on March 2, 2000. A copy of this charter is included as Appendix A. The charter specifies the scope of the Audit Committee's responsibilities and how it should carry out those responsibilities.

Audit Committee Report

May 4, 2001

Semtech Audit Committee Report

To:  The Board of Directors

          The Audit Committee, a committee composed entirely of Directors who have never served as officers of the Company, oversees the Company's financial reporting process on behalf of the Board of Directors and the committee's written charter is approved by the Board of Directors (hereto attached as Appendix A). In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Company's annual report for fiscal year 2001 with management, who has the primary responsibility for the financial statements and the reporting process. As part of its review, the committee discussed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

          The committee reviewed with Arthur Andersen LLP, the Company's the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed under accounting principles generally accepted in the United States and SAS 61 (Codification of Statements on Auditing Standards, AU 380) as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Company required by Independence Standard No. 1, "Independence Discussions with Audit Committees" including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

          The committee discussed with Arthur Andersen LLP the overall scope and plans for their audits. The committee meets with Arthur Andersen LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of its financial reporting. The committee held six such meetings during the year ended January 28, 2001.

          In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 28, 2001 for filing with the Securities and Exchange Commission. The committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Arthur Andersen LLP as the Company's independent auditors for fiscal year 2002.

The Audit Committee

James P. Burra             Rock N. Hankin              Allen H. Orbuch

                               PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return. The following performance chart shows the value of an investment of $100 on January 30, 1996 in cash of (i) the Company's Common Stock, (ii) the Nasdaq Stock Market - U.S., and (iii) the Nasdaq Electronic Components Stocks. All values assume reinvestment of the full amount of all dividends and are calculated as of January 30 of each year. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                                    [GRAPH]

   ----------------------------------------------------------------------------------------------
                                     1996      1997       1998      1999       2000      2001
   ----------------------------------------------------------------------------------------------
   Semtech Corp.                     $100      $115       $228      $351      $1,228    $1,063
   ----------------------------------------------------------------------------------------------
   Nasdaq Stock Market               $100      $130       $155      $242        $378      $266
   ----------------------------------------------------------------------------------------------
   Nasdaq Electronic Stocks          $100      $102       $155      $282        $427      $227
   ----------------------------------------------------------------------------------------------

          The disclosure under the captions " Audit Committee Report" and "Performance Graph" is not "soliciting material," and is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                            EXECUTIVE COMPENSATION

     The following table shows information regarding total compensation paid to the Chief Executive Officer and each of the four other mostly highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for services rendered to the Company in all capacities during each of the past three fiscal years:

                          SUMMARY COMPENSATION TABLE

                                                  Annual Compensation                       Long-Term (4)
                                                  -------------------                       -------------
                                                                           Other         Stock
                                                                          Annual        Options      All Other
                                      Fiscal   Salary       Bonus          Comp.        Awarded        Comp.
        Name and Title                 Year    ($)(1)       ($)(5)        ($) (2)       (#) (5)       ($) (3)
        --------------                 ----    ------       ------        -------       -------       -------
John D. Poe                             2001    348,078     273,002         7,351         197,098      141,448
Chairman of the Board and CEO           2000    313,470     151,200        11,979         133,566      128,207
                                        1999    265,387     182,500        11,079         310,000      110,741

Raymond E. Bregar Executive             2001    219,618     159,151         7,140          59,968       38,206
Vice President                          2000    208,088      83,401         8,907          84,990       35,706
                                        1999    186,160     105,827         8,769          50,000       32,778

David G. Franz, Jr.                     2001    171,928     101,279         7,835          40,074       30,634
Vice President and CFO                  2000    158,085      53,640        10,803          33,022       28,243
                                        1999    149,431      73,050         8,421          35,000       27,209

Jean-Claude Zambelli                    2001    195,691     145,961         6,022           3,658       33,721
Vice President                          2000    186,466      84,924         5,253          25,000       31,924
                                        1999    169,621      82,080         7,051          40,000       29,588

Wylie Plummer                           2001    196,786     130,977        10,851          35,000        2,356
Vice President                          2000    184,875      59,085         7,368          20,000        2,919
                                        1999    178,333      67,932         9,595          25,000        2,187

 ___________________

 (1) Salaries for fiscal years 2001, 2000 and 1999 each reflect 26 pay periods.

 (2)   "Other Annual Compensation" includes (a) premiums on life insurance and
       (b) auto allowance.

 (3)   "All Other Compensation" for 2001, 2000 and 1999 includes, respectively,
       (a) Company contributions to 401K savings plan of $5,473.04, $5,000, and $5,000 on behalf of Mr. Poe; $5,269, $5,000, and $4,774, on behalf of Mr. Bregar, $4,418, $4,714, and $4,497 on behalf of Mr. Franz; $4,345, $4,200 and $4,036 for Mr. Zambelli; and $2,356, $2,919 and $2,187 on behalf of Mr. Plummer; and (b) deferred compensation of $135,975, $123,207 and $105,741 for Mr. Poe; $32,937, $30,706 and $28,004 for Mr. Bregar;
       $26,216, $23,529 and $22,712 for Mr. Franz; and $29,376, $27,724 and
       $25,552 on behalf of Mr. Zambelli.

 (4) During the years indicated, restricted stock and long-term incentive plan payouts were not granted. Prior year stock option grants are not adjusted for stock splits.

 (5) In fiscal year 2001, Mr. Poe, Mr. Bregar, Mr. Franz and Mr. Zambelli received $136,501, $79,575, $40,512 and 29,192, respectively, of their bonus in stock options. In fiscal year 2000, Mr. Poe, Mr. Bregar and Mr. Franz received $45,360, $16,680 and $26,820, respectively, of their bonus in stock options.

                       OPTION GRANTS IN LAST FISCAL YEAR

     This table gives information about stock options we granted during fiscal 2001 to the Named Executive Officers. The hypothetical present values of stock options granted in fiscal 2001 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount realized upon exercise of stock options will depend upon the amount by which the market price of common stock on the date of exercise is greater than the exercise price. The officers will not be able to realize a gain from the stock options granted unless, during the exercise period, the market price of common stock is above the exercise price of the options.

                                        % of Total
                          Number of      Options
                          Securities    Granted to
                          Underlying    Employees     Exercise                          Hypothetical
                           Options      in Fiscal     Price(2)     Expiration     Present Value at Date of
        Name              Granted(1)       Year       ($/Share)       Date              Grant ($) (3)
        ----              ----------       ----       ---------       ----              -------------
John D. Poe                  197,098       6.17%       $23.2045       2010                $3,164,052

Raymond E. Bregar             59,968       1.88%       $26.8827       2010                $1,118,076

David G. Franz, Jr.           40,074       1.25%       $17.4721       2010                $  477,337

Jean-Claude Zambelli           3,658       0.11%       $31.9375       2010                $   79,559

Wylie Plummer                 35,000       1.10%       $ 15.375       2010                $  366,982

___________________

(1) The grants to Mr. Poe, Mr. Bregar, Mr. Franz and Mr. Zambelli include, respectively, option grants of 17,098, 9,968, 5,074 and 3,658 at an option price of $31.9375. These grants were received under the Company's program which allows executive officers to receive up to 50% of their bonus in stock options.

(2) Exercise price is weighted average exercise price of options granted during the fiscal year.

(3) The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Option valuation models also require the input of highly subjective assumptions such as expected option life and expected stock price volatility. The following assumptions were applied: (i) expected dividend yields of 0 percent for all periods, (ii) expected volatility rates of 82 percent,
(iii) expected life of 5 years, and (iv) risk-free interest rates ranging from
4.93 percent to 6.67 percent for all years.

     There is no assurance that the hypothetical present value of stock options presented in the table above represent the actual values of the options, and the hypothetical values shown should not be viewed as our predictions of the future value of the Company's common stock.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table shows, as to the Named Executive Officers, information concerning stock options exercised during the fiscal year ended January 28, 2001, the number of unexercised options and the value of "in-the-money" unexercised options.

                                                                                                     Value of
                                                                    Number of                  In-the-Money Options
                               Shares                         Options at FY End (#)              at FY End ($)(1)
                            Acquired on       Value           ---------------------              ----------------
        Name                Exercise (#)   Realized ($)   Exercisable     Unexercisable    Exercisable    Unexercisable
        ----                ------------   ------------   -----------     -------------    -----------    -------------
John D. Poe                      637,132      7,540,444      1,127,098          600,000      27,200,621       10,337,100

Raymond E. Bregar                      0              0        239,948          350,000       5,331,673        6,584,525

David G. Franz, Jr.               17,000        947,484        544,785          238,333      12,481,349        4,600,310

Jean Claude Zambelli             180,000      6,810,000        240,325          173,333       5,415,628        3,436,247

Wylie Plummer                          0              0        328,534          211,666       7,036,856        3,965,307

________________

(1) Based upon the $27.0625 per share closing price of the Company's common stock on the NASDAQ National Market System on January 26, 2001.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. Based solely on its review of the forms received by it, or written representations from reporting persons that they were not required to file a Form 5, the Company believes that, with respect to transactions during the fiscal year ended January 28, 2001, its officers and directors complied with all Section 16(a) filing requirements, except as noted below. Mr. Zambelli did not file reports (Form 4s) covering one purchase transaction in September 1999 and five purchase transactions in December 2000. These transactions were subsequently reported on a Form 5.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

         At the direction of the Board of Directors and pursuant to the charter of the committee, the committee endeavors to ensure that the compensation programs for executive officers of the Company and its subsidiaries are effective in attracting and retaining key executives responsible for the success of the Company and are administered in an appropriate fashion in the long-term interests of the Company and its stockholders. The committee seeks to align total compensation for senior management with both annual and long-term corporate performance.

         The Compensation and Stock Option Committee, a committee composed entirely of Directors who have never served as officers of the Company, determines and administers the compensation of the Company's executive officers. This report, prepared by the committee, sets forth the Company's compensation policies for the year ended January 28, 2001, as such policies affected the Company's executive officers.

         Compensation Philosophy. The committee believes that the Company's overall financial performance should be an important factor in the total compensation of the Company's executive officers. At the executive officer level, the committee has a policy that a greater proportion of total compensation should consist of variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to enhancement of profitability and stockholder value. The performance goals upon which payment to the Company's executive officers are based include growth in revenue, net income, cash flow, new order generation and returns on assets.

         The committee from time to time compares the Company's total compensation package with those of other analog and mixed-signal semiconductor companies of comparable size. The committee uses this data primarily as benchmarks to ensure that the executive compensation program as a whole is within the broad middle range of comparative pay for similar sized companies. The committee does not target a specific position in the range of comparative data for each individual or for each component of compensation. Individual amounts are established in view of the comparative data and such other factors as level of responsibility, prior experience and the committee's subjective judgment as to individual contribution. These factors are not assigned specific mathematical weights, rather, the committee exercises its judgement and discretion in the information it reviews and the analysis it considers.

         The Company also retains independent compensation and benefits consultants from time to time as the committee deems necessary to assist in evaluating executive compensation programs. The use of independent consultants provides additional assurance that the Company's programs are reasonable and appropriate to the Company's objectives.

         Compensation Program. The Company has a comprehensive compensation program, which consists of cash compensation, both fixed and variable, and equity-based compensation. The program has base salary, bonus, and equity-based compensation as its three principal components:

Cash-Based Compensation

         Base Salary. Base salary is predicated on industry and peer group comparisons and on performance judgments as to the past and expected future contribution of the individual executive officer. In general, salaries are set based on median salaries for similar executives of similar sized companies in the high technology industry.

         Bonuses. The Company has a discretionary key employee incentive pool pursuant to which executive officers and other key employees may receive annual cash bonuses. Individual payments are made based on the achievement of order, revenue, net income and cash flow growth targets and upon the individual's personal and departmental performance. In fiscal 2001, executive officers were given the option of receiving up to 50% of their bonuses in the form of stock options. Such election was made early in the year. The number of options granted in lieu of bonus is calculated by multiplying the forgone cash bonus by four and dividing the result by the market price on the date of grant. The calculated number of options is priced at the market price on the date of grant. The percentage of bonus to be received in stock options is selected at least six months prior to the actual grant date.

Equity-Based Compensation

         Stock Options. Stock options are granted periodically to provide additional incentive to executives and other key employees to work to maximize long-term total return to stockholders. The options vest over three- and four-year periods to encourage option holders to continue in the employ of the Company. In granting options, the committee takes into account the number of shares, outstanding options held by the individual and the individual's performance and contribution to Semtech's success.

Chief Executive Officer Compensation.

         In accordance with the compensation philosophy, stated above, and the Company's results, Mr. Poe's base salary during fiscal year 2001 was $375,000, which represented a 15% increase over fiscal 2000. Mr. Poe was not paid at this rate throughout fiscal 2001. As a result his actual base compensation was approximately $348,000 during fiscal year 2001. His base salary is designed to be competitive with base salaries paid to other chief executive officers of corporations with similar revenues and scope of operations. During fiscal year 2001, Mr. Poe received a bonus of $273,002 based upon his performance during fiscal year 2000. This bonus was paid with cash in the amount of $136,501, with the remaining $136,501 being exchanged for stock options. This bonus was 105% of Mr. Poe's targeted bonus for fiscal year 2000.

         For fiscal year 2001, Mr. Poe earned a bonus of $259,202, which was 86% of target. Mr. Poe elected to receive 50% of this bonus in stock options. As a result, on March 1, 2001, Mr. Poe was granted options to purchase 20,685 shares of Semtech common stock at a price of $25.0625. The remainder of the bonus, $129,601, was paid in cash in early March 2001. During fiscal year 2001, the committee granted Mr. Poe 180,000 stock options with an exercise price at fair market value as of the date of the grant.

         Section 162(m). Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to deduction for federal income tax purposes of no more than $1 million of compensation paid to the chief executive officer and the four other most highly paid executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Board has determined that stock options shall be treated as "performance-based compensation." The Company's stockholders previously approved the option plans, which would generally allow any compensation recognized by an executive officer named in the Summary Compensation Table as a result of the grant of such a stock option to be deductible by the Company.

         Summary. The committee believes that a fair and motivating compensation program plays a critical role in the performance of the Company. The committee reviews this program on an ongoing basis to evaluate its continued effectiveness.

Members of the Compensation and Stock Option Committee

James P. Burra      Rock N. Hankin      Allen H. Orbuch      James T. Schraith

         The disclosure under the caption "Report of the Compensation and Stock Option Committee" is not "soliciting material," and is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing

                           APPROVAL OF APPOINTMENT
                      OF INDEPENDENT PUBLIC ACCOUNTANTS
                               (Proposal No. 2)

         The firm of Arthur Andersen LLP, certified public accountants, has been the Company's independent public accountants since the Company's inception and has been selected by the Board of Directors to serve as its independent public accountants for the fiscal year ending January 27, 2002. Professional services rendered by Arthur Andersen LLP for the fiscal year ended January 28, 2001 consisted of an audit of the Company's financial statements, consultation on interim financial statements, services related to filings with the Securities and Exchange Commission, meetings with the Company's Audit Committee and consultation on various matters relating to accounting, tax and financial reporting.

         Representatives of Arthur Andersen LLP are expected to be present at the Meeting. They will have the opportunity to make a statement, if they so desire, and to respond to appropriate questions from stockholders.

Audit Fees. The total fees for the fiscal year ended January 28, 2001 for the audit of the Company's financial statements and for reviews of the financial statements included in the Company's Form 10-Qs by Arthur Andersen LLP were $289,000.

Financial Information Systems Design and Implementation Fees. Arthur Andersen LLP performed no services in this category during the fiscal year ended January 28, 2001.

All Other Fees. The total fees for the fiscal year ended January 28, 2001 for all services rendered by Arthur Andersen LLP (other than those covered in the preceding paragraphs) were $487,000. The Audit Committee has considered whether the provision of the services covered by this paragraph is compatible with maintaining the independence of Arthur Andersen LLP.

                                ANNUAL REPORTS

         The Company hereby undertakes to provide upon written request a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for the fiscal year ended January 28, 2001 without charge to any person whose proxy is solicited by this statement. Such written request is to be directed to David Franz, Semtech Corporation, 652 Mitchell Road, Newbury Park, California 91320-2289.

                                 OTHER MATTERS

         The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                             STOCKHOLDER PROPOSALS

         The Company must receive stockholder proposals for the 2002 Annual Meeting no later than 120 days prior to May 4, 2002 in order to be considered for inclusion in the Company's proxy materials. Furthermore, proposals by stockholders submitted outside the process of Rule 14a-8 under the Securities Exchange Act of 1934 may be considered untimely and ineligible to properly come before the Company's 2002 annual meeting if such proposal is not submitted at least 45 days prior to May 4, 2002.

                                  APPENDIX A

                        SEMTECH AUDIT COMMITTEE CHARTER


Organization

There shall be a Committee of the board of directors to be known as the Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the Corporation, financially literate and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgement as a committee member. At least one member must also have accounting or related financial management experience. Members of the Audit Committee will be appointed annually by the Board of Directors or until their successors are duly appointed and qualified.

Statement of Policy

         The Audit Committee shall provide assistance to the Board of Directors in fulfilling their responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors when appointed, and the financial management of the Corporation. The ultimate accountability of the independent auditors is to the Board of Directors and the Audit Committee, as representatives of the stockholders of the Corporation.

Responsibilities

         In carrying out its responsibilities, the Audit Committee's policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

The purpose and responsibilities of the Audit Committee of this Board of Directors shall be:

Financial Reporting Process

     1. To review and discuss, with management and the independent auditors, the Corporation's annual financial statements, financial reporting practices and the results of the annual external audit, and to review and resolve disputes between such independent auditors and management relating to the preparation of the annual financial statements.

     2. To review with the independent auditors the draft of the annual report to stockholders and the proxy statement (prior to such statements being sent to stockholders) and the auditor's report and to make appropriate recommendations to this Board of Directors, and to review all filings with the Securities and Exchange Commission (after they are filed therewith, except as otherwise contemplated by paragraph 9 hereof) that management deems significant and report to this Board that such review has been made.

     3. To inquire into the effectiveness of the financial and accounting functions, organizations, operations and management of the Corporation and its subsidiaries, and the adequacy of the internal accounting controls through discussions and meetings held not less than annually with the independent auditors and appropriate officer of the Corporation an its subsidiaries.

     4. To review the major accounting policies and significant judgements affecting the financial statements of the Corporation and its subsidiaries with management and the independent auditors including the review of alternatives and recommendations by independent auditors, and to discuss any other matters required to be discussed by Statement of Auditing Standards No. 61.

Independent Auditors

     5. To review the professional services of the independent auditors and to assure itself that the work of the independent auditors is satisfactory.

     6. To review the scope of the annual external audit as recommended by the independent auditors and ensure the scope of the annual external audit is sufficiently comprehensive.

     7. To determine through discussions with the independent auditors, the cooperation extended by management of the Corporation and its subsidiaries, and whether any restrictions were placed on the scope of the examination or on its implementation.

     8. To obtain from the independent auditors at least annually a written statement delineating all relationships between the auditor and the Corporation, and to discuss with the independent auditors the disclosed relationships or services that may impact the objectivity and independence of the independent auditors and to recommend that this Board of Directors take appropriate action in response to the auditors' report to satisfy itself as to the auditors' independence.

     9. To recommend to the Board of Directors, based on the reviews and discussions with management and the independent auditors as required under this charter that the audited financial statements be included in the Corporation's annual report on Form 10-K.

     10. To recommend each year to the Board of Directors, subject to stockholder approval at the Annual Stockholders Meeting, the appointment of independent auditors for the ensuing year.

Other Processes and Responsibilities

     11. To review at least annually the status of significant tax matters affecting the Corporation and its subsidiaries.

     12. To review at least annually the status of significant litigation affecting the Corporation and its subsidiaries.

     13. To review periodically the Corporation's risk management, cash management, and foreign exchange management and investment management policies.

     14. To review and reassess the adequacy of this charter on an annual basis.

     15. To meet at least three times per year or more frequently as circumstances require, and have the Chairman of the Audit Committee hold quarterly discussions, as necessary, with management and the independent auditors to review the quarterly earnings release and discuss any matters required to be discussed under Generally Accepted Auditing Standards.

     16. To provide an Audit Committee report for inclusion in the Corporation's proxy statement, when and as required by rules of the Securities and Exchange Commission.

Ethical and Legal Compliance

     17. To establish and periodically review the adequacy of the Code of Business Conduct and corporate compliance programs for the Corporation and its subsidiaries, to ensure that management has established a system to enforce the Code and compliance programs, and to review management's monitoring of the Corporation's compliance with the Code and corporate compliance programs.

Minutes of the Audit Committee will be submitted to the Board and safekept with the Company's records.

-------

                      Today's Results...Tomorrow's vision

                              SEMTECH CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned stockholder of Semtech Corporation hereby appoints John D. Poe and David G. Franz, Jr., and each of them, as attorneys and proxies for the undersigned, each with full power to act without the other and with the power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Semtech Corporation to be held on May 31, 2001 at 1:00 p.m., Los Angeles time, and at any adjournment or postponement thereof, and to vote all of the shares of Common Stock of Semtech Corporation which the undersigned is entitled to vote in accordance with the instructions below and on the reverse hereof.

  This Proxy, when properly executed, will be voted as directed, or if no direction is indicated, it will be voted FOR proposals 1 and 2.


               (Continued and to be Signed on the reverse side)

--------------------------------------------------------------------------------





                            . FOLD AND DETACH HERE .
                                       [X]
                                  Please mark
                                   your votes
                                    as this
The Board of Directors unanimously recommends a vote "FOR" Proposals 1 and 2:
  FOR
  all
nominees
 listed
 below
(except
  as
 marked
  to
  the
contrary    WITHHOLD AUTHORITY to vote for all nominees listed below
 below)
  [_]                                 FOR
                                    AGAINST
                                    ABSTAIN
                                      FOR
                                    AGAINST
                                    ABSTAIN
With discretionary authority to vote such shares with respect to the transaction of such other business as may properly come before the meeting.
(2) PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP as the independent public accounts of the Company for the current fiscal year
(1) ELECTION OF DIRECTORS
James P. Burra, Rock N. Hankin, Allen H. Orbuch, John D. Poe, James T.
Schraith
--------------------------------------------------------------------------------
The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held May 31, 2000 and the Proxy Statement furnished herewith.

Dated: _________________________________________________________________________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Stockholder's Signature


Note: Please sign name exactly as imprinted above. When signing as attorney, administrator, executor, trustee or guardian, please give full title as such; if a corporation, sign in full corporate name by an authorized officer; and, if a partnership, sign in partnership name by authorized person. If more than one name appears hereon, all persons named should sign. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
--